Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-279061-01

March 24, 2025

Pricing Information

Oklahoma Gas And Electric Company

$350,000,000 5.80% Senior Notes, Series due April 1, 2055

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A3 (Stable) / A- (Stable) / A (Stable)
Principal Amount	$350,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	March 24, 2025
Settlement Date (T+6)	April 1, 2025
Maturity	April 1, 2055
Interest Payment Dates	Semi-annual payments on April 1 and October 1 of each year, beginning October 1, 2025
Optional Redemption Provisions Make Whole Call Par Call	T + 20 bps (at any time before October 1, 2054) At any time on or after October 1, 2054
Benchmark Treasury	4.500% due November 15, 2054
Benchmark Treasury Price	97-16
Benchmark Treasury Yield	4.656%
Spread to Benchmark Treasury	T+118 bps
Reoffer Yield	5.836%
Coupon	5.80%
Price to Public	99.493% of the principal amount.
CUSIP / ISIN	678858 BZ3 / US678858BZ38
Joint Book-Running Managers	MUFG Securities Americas Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Co-Managers	Barclays PLC
BofA Securities, Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
BOK Financial Securities, Inc.

BOK Financial Securities, Inc., one of the underwriters, is an affiliate of BOKF, NA, the Trustee under the Indenture.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Settlement Date: The closing will occur on April 1, 2025, which will be more than one U.S. business day after the date of this pricing term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the senior notes initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. at (877) 649-6848, J.P. Morgan Securities LLC at (212) 834-4533 or U.S. Bancorp Investments, Inc. at (877) 558-2607.